For Immediate Release

Contact:	Mark Doheny Director, Investor Relations 713-209-8484 Mark.Doheny@cooperindustries.com

Cooper Industries Shareholders Approve Change in Place of Incorporation

Houston, August 31, 2009 – Cooper Industries, Ltd. (NYSE: CBE) announced that its shareholders, at a special meeting held today, have approved moving the Company’s place of incorporation from Bermuda to Ireland with over 90% of votes cast in favor of the proposal. Assuming receipt of the required approval from the Supreme Court of Bermuda at a hearing scheduled for September 4, 2009, and satisfaction of certain other conditions, the Company expects that the transaction will be completed on September 8, 2009. Following completion of the transaction, shares of the Irish company, Cooper Industries, plc, will begin trading on the New York Stock Exchange on September 9, 2009, under the symbol “CBE”, the same symbol under which Cooper Industries Ltd. shares currently trade.

Cooper also announced that shareholders approved at the special meeting the creation of distributable reserves for Cooper Industries, plc, which the Company expects to be approved by the Irish High Court within six weeks after completion of the transaction.

“We are extremely pleased with the results of today’s special shareholder meeting. Ireland’s stable business, legal and regulatory environment, its status as a member of the European Union and its solid network of commercial, tax and other treaties with the United States, the European Union and other countries where Cooper has major operations provides us with increased strategic flexibility as we continue to expand the international portion of our business. This reorganization is one of the key proactive measures we are taking to manage our cost structure and remain competitive in global markets so Cooper can continue to reinvest in its business, expand our workforce and develop innovative new products,” said Chairman and Chief Executive Officer, Kirk S. Hachigian.

About Cooper Industries
Cooper Industries, Ltd. (NYSE: CBE) is a global manufacturer with 2008 revenues of $6.5 billion, approximately 88% of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2008, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-seven percent of total sales were to customers outside the United States. Cooper, which has manufacturing facilities in 23 countries as of 2008, is incorporated in Bermuda with administrative headquarters in Houston, TX. For more information, visit the website at www.cooperindustries.com.

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Forward-Looking Statements

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.